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                                                                    EXHIBIT 4(a)

233 South Wacker Drive, Suite 2800
Chicago, Illinois 60606
Tel 312-234-2732
Fax 312-234-3160

BANK OF AMERICA
TO       Mandalay Resort Group

ATTN     Les Martin
FAX      702-632-6822

FROM     Bank of America, N.A
         233 South Wacker Drive - Suite 2800
         Chicago, Illinois 60606
         Sean Doyle / Robert OHara

Date     27SEP99

Our Reference No. 132616 3035849

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below in paragraph 1 (the "Agreement").

The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc. (formerly known as the International Swap Dealers Association, Inc.) ("ISDA") (the "Definitions")) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Without prejudice to the preceding sentence, references in this Confirmation to the Transaction shall for the purposes of the Definitions mean the Swap Transaction.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of Oct 24 1986, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

In this Confirmation "Party A" means Bank of America, N.A. and "Party B" means Mandalay Resort Group

2. The terms of this Swap Transaction to which this Confirmation relates are as follows:

Trade Date        22SEP99
Effective Date    24SEP99
Termination       Date 24SEP03 subject to adjustment in accordance with the
                  Modified Following Business Day Convention



FIXED AMOUNTS:

Fixed Rate Payer           Party B

Fixed Rate Payer
Currency Amount:           USD 200,000,000.00


Fixed Rate Payer Payment
Dates The 24th of each March, June, September and December, commencing 24DEC99 and ending 24SEP03, subject to adjustment in accordance with the Modified Following Business Day Convention

Business Days:             New York, London

Fixed Rate:                6.38000%




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Fixed Rate Day
Count Fraction             Actual/360

FLOATING AMOUNTS:

Floating Rate Payer        Party A

Floating Rate Payer
Currency Amount:           USD 200,000,000.00


Floating Rate Payer Payment
Dates: The 24th of each March, June, September and December, commencing 24DEC99 and ending 24SEP03, subject to adjustment in accordance with the Modified Following Business Day Convention.


Business Days:             New York, London

Floating Rate for initial
Calculation Period         5.51500%

Floating Rate Option:      USD-LIBOR-BBA

Designated Maturity        3 Month

Spread:                    None

Floating Rate
Day Count Fraction: Actual/360

Reset Dates:               The first day of each Calculation Period


Averaging:                 Inapplicable


Compounding:               Inapplicable


Calculation Agent          Bank of America, N.A.


3.  RECORDING OF CONVERSATIONS: Each party to this Agreement acknowledges and agrees to the tape or electronic recording of conversations between the parties to this Agreement whether by one or other or both of the parties, and that any such recordings may be submitted in evidence in any action or proceeding relating to the Agreement or any Transaction.

4.  ACCOUNT DETAILS:

Payments to Bank of America, N.A.
               USD
We will debit your account.
         NAME     Mandalay Resort Group
         ATTN           BOFAUS61


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Payments to Mandalay Resort Group
               USD
NAME:    BANK OF AMERICA NA
CITY     SAN FRANCISCO
ABA#:    121000358
ATTN:    BOFAUS6S
NAME:    Mandalay Resort Group
ACCT:    1257501024


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5.       OFFICES:

         The Office of Bank of America, N.A. for this Swap Transaction is Charlotte, NC

         The Office of Mandalay Resort Group for this Swap Transaction is:
Nevada, USA

CREDIT SUPPORT DOCUMENT: As per Agreement (and Credit Support Annex if applicable).

         Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Swaps Documentation Group at Fax No. (312) 234-2543 or (312) 234-3160. Failure to respond within such period shall not affect the validity or enforceability of this Swap Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.


Yours Sincerely,

Bank of America, N.A.


By:       Nick Kolick
          ----------------
            Vice President

Authorized Signatory

Accepted and confirmed as of the date first written

Mandalay Resort Group

By:      GLENN SCHAEFFER
         ---------------

Name: GLENN SCHAEFFER
      ----------------------------------------------------

Title:    President, Chief Financial Officer and Treasurer
          ------------------------------------------------

Our Reference# 132616